Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: May 26, 2022	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FIRST QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended April 30, 2022 was $55.3 million, or $1.12 per share ($1.12 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended April 30, 2022 increased 3.3 percent to $309.1 million from net sales of $299.1 million for the prior year 13-week fiscal quarter ended May 1, 2021. Comparable store net sales for the 13-week period ended April 30, 2022 increased 3.7 percent from comparable store net sales for the prior year 13-week period ended May 1, 2021. Online sales increased 1.1 percent to $54.3 million for the 13-week period ended April 30, 2022, compared to net sales of $53.7 million for the 13-week period ended May 1, 2021.

Net income for the first quarter of fiscal 2022 was $55.3 million, or $1.12 per share ($1.12 per share on a diluted basis), compared with net income of $57.3 million, or $1.17 per share ($1.16 per share on a diluted basis) for the first quarter of fiscal 2021.

Management will hold a conference call at 10:00 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (877) 226-8189 for domestic calls or (409) 207-6980 for international calls and reference the conference code 6007325. A replay of the call will be available for a two-week period beginning today at 1:00 p.m. EDT by calling (866) 207-1041 for domestic calls or (402) 970-0847 for international calls and entering the conference code 7485794.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 440 retail stores in 42 states, which includes the opening of one new store this week in Spanish Fork, Utah. As of the end of the fiscal quarter, it operated 439 stores in 42 states compared with 442 stores in 42 states at the end of the first quarter of fiscal 2021.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021

SALES, Net of returns and allowances	$309,064	$299,125

COST OF SALES (Including buying, distribution, and occupancy costs)	156,904	151,572

Gross profit	152,160	147,553

OPERATING EXPENSES:
Selling	67,246	60,000
General and administrative	11,855	11,751
	79,101	71,751

INCOME FROM OPERATIONS	73,059	75,802

OTHER INCOME, Net	125	51

INCOME BEFORE INCOME TAXES	73,184	75,853

INCOME TAX EXPENSE	17,930	18,584

NET INCOME	$55,254	$57,269

EARNINGS PER SHARE:
Basic	$1.12	$1.17

Diluted	$1.12	$1.16

Basic weighted average shares	49,214	48,946
Diluted weighted average shares	49,528	49,309

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	April 30, 2022	January 29, 2022 (1)	May 1, 2021

CURRENT ASSETS:
Cash and cash equivalents	$250,073	$253,970	$393,153
Short-term investments	12,895	12,926	697
Receivables	4,414	12,087	1,670
Inventory	121,166	102,095	89,017
Prepaid expenses and other assets	19,663	10,128	20,615
Total current assets	408,211	391,206	505,152

PROPERTY AND EQUIPMENT	457,179	453,228	452,662
Less accumulated depreciation and amortization	(353,891)	(352,724)	(352,627)
	103,288	100,504	100,035

OPERATING LEASE RIGHT-OF-USE ASSETS	245,784	258,914	280,805
LONG-TERM INVESTMENTS	20,136	19,352	19,087
OTHER ASSETS	11,615	10,908	11,128

Total assets	$789,034	$780,884	$916,207

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$61,246	$59,950	$53,632
Accrued employee compensation	23,095	62,055	26,474
Accrued store operating expenses	27,549	20,264	27,355
Gift certificates redeemable	13,611	16,470	12,215
Current portion of operating lease liabilities	84,565	88,273	84,628
Income taxes payable	13,647	1,529	29,737
Total current liabilities	223,713	248,541	234,041

DEFERRED COMPENSATION	20,136	19,352	19,087
NON-CURRENT OPERATING LEASE LIABILITIES	191,592	200,067	222,981
Total liabilities	435,441	467,960	476,109

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 50,094,851 shares at April 30, 2022, 49,728,651 shares at January 29, 2022, and 49,788,891 shares at May 1, 2021	501	497	498
Additional paid-in capital	170,272	167,328	160,684
Retained earnings	182,820	145,099	278,916
Total stockholders’ equity	353,593	312,924	440,098

Total liabilities and stockholders’ equity	$789,034	$780,884	$916,207

(1) Derived from audited financial statements.